Exhibit 99.1

                         Abraxas Petroleum Corporation
           500 N. Loop 1604 East, Suite 100, San Antonio, Texas 78232
                 P.O. Box 701007, San Antonio, Texas 78270-1007
                     Office: 210.490.4788 Fax: 210.490.8816

                                  NEWS RELEASE

                Abraxas Announces Production of 5.2 MMcfepd from
         West Texas Horizontal Devonian Well and Provides Wyoming Update

SAN ANTONIO (Aug. 22, 2005) - Abraxas Petroleum Corporation (AMEX:ABP) today announced the results from a Devonian horizontal well drilled in the Oates SW Field area of West Texas and provided an update of Wyoming operations.

The La Escalera #1AH was drilled to a total depth of 16,022', including a 2,481' lateral. The well was recently completed and has stabilized at a gross rate of approximately 5.2 MMcfepd with flowing tubing pressure of 3,600 psig. Abraxas owns a 100% working interest in this well, which adjoins the recently acquired Hudgins Ranch. Abraxas' total net production is currently 30% greater than 2nd quarter average.

In Brooks Draw, Wyoming, the Prairie Falcon #2, reached a total depth of 9,038'; production casing is being set after encountering encouraging oil shows in multiple zones. Abraxas owns a 100% working interest in this well.

"Today's announcement of very strong results from the La Escalera #1AH well provides ongoing confirmation that Abraxas' business strategy continues to create shareholder value. In addition, we look forward to definitive results from our first Wolfcamp re-entry, the La Escalera #2, and our Prairie Falcon #2, in the near future," commented Bob Watson, Abraxas' President and CEO.

Abraxas Petroleum Corporation is a San Antonio-based crude oil and natural gas exploitation and production company with operations in Texas and Wyoming.

Safe Harbor for forward-looking statements: Statements in this release looking forward in time involve known and unknown risks and uncertainties, which may cause Abraxas' actual results in future periods to be materially different from any future performance suggested in this release. Such factors may include, but may not be necessarily limited to, changes in the prices received by Abraxas for crude oil and natural gas. In addition, Abraxas' future crude oil and natural gas production is highly dependent upon Abraxas' level of success in acquiring or finding additional reserves. Further, Abraxas operates in an industry sector where the value of securities is highly volatile and may be influenced by economic and other factors beyond Abraxas' control. In the context of forward-looking information provided for in this release, reference is made to the discussion of risk factors detailed in Abraxas' filing with the Securities and Exchange Commission during the past 12 months.


FOR MORE INFORMATION CONTACT:
Barbara M. Stuckey/Director of Corporate Development
Direct Telephone 210.757.9835
Main Telephone 210.490.4788
bstuckey@abraxaspetroleum.com
www.abraxaspetroleum.com